Exhibit 10.1

March 27, 2025

Jorge Aldecoa

14808 SW 54th Street

Miramar, FL 33027

RE: Confidential Separation and General Release Agreement

Dear Mr. Aldecoa:

The purpose of this letter, including the General Release and Waiver of Claims attached as Exhibit A, is to set forth the terms of your separation from employment with reAlpha (the “Company”), effective February 27, 2025.

Hereinafter, the term “Agreement” shall mean this letter and the General Release and Waiver of Claims that is attached hereto as Exhibit A. The term “Release” shall mean the General Release and Waiver of Claims itself. This letter and the Release shall collectively act as your Confidential Separation and General Release Agreement with the Company.

1. STANDARD SEPARATION PROVISIONS (applicable regardless of whether you execute this Agreement)

a.	Your last day of employment with the Company was February 27, 2025 (the “Separation Date”). You were paid your regular rate of pay through the Separation Date, less applicable taxes and withholdings in accordance with the Company’s normal payroll practices.

b.	You acknowledge that the Company shall have no other financial obligations to you under any compensation or benefit plan, program or policy and your participation in the Company compensation and benefit plans, programs and policies ceased as of the Separation Date. You also acknowledge that you have been paid all your wages, or other compensation owed in connection with your employment with the Company, other than any severance payment(s) referenced below.

c.	If the Company receives requests for references from prospective employers, in accordance with existing policy, it will provide dates of employment and positions held.

d.	As agreed with Mike Logozzo, you must return to the Company all Company property, including but not limited to your Company-issued laptop, iPhone or other smartphone, iPad or other tablet, documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, smartphones, hardware, software, drawings, blueprints, and any other material belonging to the Company or any of its customers, including all materials pertaining to Confidential Information, as defined herein, developed by you or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in his possession, custody or control, and other documents and property that were created, developed, generated or received by you during your employment or that are the property of the Company, whether or not such items are confidential to the Company.

2. SPECIAL SEPARATION PROVISIONS (applicable upon execution of this Agreement, including the Release)

a.	In exchange for your promises and covenants hereunder, the Company will provide you with an amount representing eight (8) weeks of your current salary as severance payments (referred to herein as the “Severance Payments”). Such amount, which shall be paid out of payroll and subject to applicable payroll deductions, will be paid in equal monthly installments following the Company’s receipt of this executed Agreement, including the Release, subject to the following conditions:

(i)	you satisfactorily complete your employment with the Company up to and including the Separation Date; and

(ii)	you and the Company execute this Agreement, including the Release, within the time period set forth below and you do not revoke the Agreement, including the Release, as set forth in Paragraph 2(b); and

(iii)	you abide by all of your obligations under this Agreement.

b.	You understand and agree that you have been given at least twenty-one (21) calendar days from the date when you first received this Agreement and have been advised to obtain the advice and counsel of the legal representative of your choice. You further agree that material or immaterial changes to the terms or form of the Agreement do not restart the running of this twenty-one (21) day period. You understand that you may sign the Agreement at any time on or before the expiration of this twenty-one (21) day period, but that in no event may you sign the Agreement before close of business on the Separation Date. You also understand that for seven (7) calendar days after you sign the Agreement you have the right to revoke it by providing written notification to Mike Logozzo at , and that the Agreement will not become effective and enforceable until after the expiration of this seven (7) day period. However, you specifically understand and agree that any attempt to revoke the Agreement after the seven (7) day revocation period has expired is, or will be, ineffective. You also understand and agree that to receive the Severance Payments outlined above, you must execute and return this Agreement, including the Release, to Mike Logozzo at the email address set forth above.

c.	You understand and agree that none of the payments contemplated by this Agreement are intended to provide for the deferral of compensation within the meaning of 409A of the Internal Revenue Code. Notwithstanding the foregoing, neither the Company nor any of its employees, directors or agents shall have any obligation to mitigate, nor hold you harmless for any or all taxes (including any imposed under Section 409A) arising under this Agreement.

d.	You understand and agree that by signing the Release you are releasing the Company and the Released Parties (as defined in the Release) from any and all claims that you had, or may now have, against the Released Parties under the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621, et seq. (the “ADEA”). You further acknowledge that you have had sufficient time to review this Agreement and the annexed Exhibit(s) and have been advised to consult with an attorney or legal advisor before signing the Agreement, including the Release.

3. GENERAL PROVISIONS

a.	In further consideration of this Agreement, you agree that confidentiality is a material term of the Agreement.

i.	You also agree to strictly maintain the confidentiality of this Agreement, including the Exhibit(s) hereto, and not to disclose their existence, terms and/or substance, including but not limited to the amount of the Severance Payments, except as set forth below.

ii.	You may disclose the fact of this Agreement, and the amount of money paid pursuant to its terms only to your immediate family members, your attorney, and any tax advisors. You may disclose this Agreement and/or its terms if compelled to do so by a court, by subpoena or by an administrative agency of competent jurisdiction, and to the extent permitted by Paragraph 3(i) below.

iii.	In the event you breach or threaten to breach any provision contained in this paragraph of the Agreement, the Company shall have the right to seek injunctive relief in any court of competent jurisdiction to have these provisions specifically enforced. This right shall be in addition to, and not in lieu of, any other rights and remedies available to the Company in law or in equity.

b.	You understand that during your employment with the Company, you may have had access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company, Tech Corp. each of the affiliates, or its and their customers, vendors, or other third parties, including without limitation, any of their actual or anticipated business, research or development, any of the technology or the implementation or exploitation thereof, including, without limitation, information you and others have collected, obtained or created, information pertaining to customers, accounts, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company by others under agreements to hold such information confidential (collectively, the “Confidential Information”). In further consideration of this Agreement, you agree that all Confidential Information that was disclosed to or learned by you during the course of your service to the Company will remain Confidential. Confidential Information is to be broadly defined and includes all information that has or could have commercial value or other utility in the business in which the Company or any of its affiliates is engaged or in which it contemplates engaging. Notwithstanding the foregoing, however, you shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that you first notify the Company of such subpoena, order or other requirement and such that the Company has the opportunity to obtain a protective order or other appropriate remedy.

c.	You specifically agree to comply with Paragraphs 7, 8 and 9 of your Offer Letter, dated April 11, 2023, which provisions are incorporated herein by reference.

d.	In further consideration of this Agreement, you understand and agree that, pursuant to 18 U.S.C. Section 1833(b), you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you (1) file any document containing the trade secret under seal; and (2) do not disclose the trade secret, except pursuant to court order.

e.	In the event you breach or threaten to breach any provision contained in this paragraph of the Agreement, the Company shall have the right to seek injunctive relief in any court of competent jurisdiction to have these provisions specifically enforced and to recover all reasonable attorneys’ fees in connection with all such efforts to enforce this paragraph. This right shall be in addition to, and not in lieu of, any other rights and remedies available to the Company in law or in equity.

f.	In further consideration of this Agreement, you agree that you will not make any statement in writing or orally (which shall include all electronic communications including, without limitation, texting, communications on social media sites such as Instagram, LinkedIn, TikTok and X) which reasonably could be construed as disparaging or defamatory about the Company and you agree to not disparage any Released Parties as defined in Exhibit A. The foregoing sentence is not, however, intended to prohibit communications required by law or permitted by Paragraph 3(i) below. Further, nothing in this Agreement prevents you from discussing or disclosing the details relating to a claim of discrimination, retaliation, or harassment. In the event you breach or threaten to breach any provision contained in this paragraph of the Agreement, the Company shall have the right to seek injunctive relief in any court of competent jurisdiction to have these provisions specifically enforced and to recover all reasonable attorneys’ fees in connection with all such efforts to enforce this paragraph. This right shall be in addition to, and not in lieu of, any other rights and remedies available to the Company in law or in equity.

g.	In further consideration of this Agreement, the Company agrees that, except as may be required by law, it will instruct its executive team, specifically Giri Devanur, Mike Logozzo, and Piyush Phadke, to refrain from making any false statements or impugning your reputation. This Agreement does not restrict any Company employee(s) from cooperating fully with, or otherwise assisting in: (i) any internal Company inquiry; (ii) any investigation by Congress, the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the Securities and Exchange Commission (“SEC”), or any other federal, state or local regulatory or law enforcement agency or self-regulatory organization (“SRO”); or (iii) testifying, participating, or assisting in any judicial or other proceeding including, but not limited to, any proceeding relating to an alleged violation of any federal or other law relating to fraud or any rule or regulation of the EEOC, NLRB, OSHA, SEC or any SRO. In the event Company breaches or threatens to breach any provision contained in this paragraph of the Agreement, you shall have the right to seek injunctive relief in any court of competent jurisdiction to have these provisions specifically enforced and to recover all reasonable attorneys’ fees in connection with all such efforts to enforce this paragraph. This right shall be in addition to, and not in lieu of, any other rights and remedies available to the you in law or in equity.

h.	In further consideration of this Agreement, you agree to cooperate reasonably with the Company regarding administrative matters related to your broker license, including any necessary transfers, releases, or new applications required for the Company. You also agree to cooperate with any pending or future investigation, litigation, charge, or other legal proceeding in which the Company believes you may have knowledge concerning the subject thereof, except to the extent limited by Paragraph 3(i) below. In particular, but without limitation, you agree to make yourself available for meetings, interviews, depositions, and court or agency appearances, as requested by the Company, and to otherwise provide reasonable assistance to the Company upon request. The Company agrees to reimburse you for any reasonable travel or other incidental expenses incurred in connection with your obligations hereunder, provided you obtain advance written approval from an officer of the Company. Further, while the Company will pay for legal fees it incurs as a result of being named as a party in a legal proceeding, the Company will not reimburse you for independent legal counsel sought for the purpose of cooperating with or providing information during an ongoing legal proceeding.

i.	Nothing in this Agreement, including the Release, shall be construed to prohibit you from filing any charge or complaint, disclosing information to, or participating in or assisting with any investigation or proceeding conducted by, an administrative agency, including, but not limited to, the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the Securities and Exchange Commission (“SEC”) or any state or local fair employment practices agency or other government enforcement agency.

j.	If you breach any portion of this Agreement, you agree to pay reasonable attorneys’ fees and costs incurred by the Company in connection with your breach.

k.	If you challenge the enforceability of this Agreement in a court of law or before any administrative agency and the Company prevails in enforcing or establishing the enforceability of this Agreement, you agree to pay reasonable attorneys’ fees and costs incurred by the Company in defending such challenge. Note, however, that this provision shall not apply to any charge, complaint, or claim you may make under the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq.

l.	SEC Rule 144. You acknowledge that the shares you hold are “restricted securities” under the Securities Act of 1933 and that, as a former executive officer, you are deemed an “affiliate” under SEC Rule 144. For up to ninety (90) days following your termination, any sale of such shares must comply with Rule 144’s affiliate requirements, including the six-month holding period, current public information, volume limits, manner of sale restrictions, and Form 144 filings, where applicable. After this period, if you are no longer an affiliate and not in possession of material nonpublic information, you may sell in accordance with Rule 144 as a non-affiliate, subject only to the holding period and public information requirements. You understand that the transfer agent may require a legal opinion before removing any restrictive legends.

m.	This Agreement and the offer of Severance Payments, as set forth in Paragraph 2, shall not be construed as an admission by the Company of any wrongdoing or any violation of federal, state, or local law, and the Company specifically disclaims any wrongdoing against, or liability, to you.

n.	This Agreement comprises the entire agreement between you and the Company concerning your separation from employment. This Agreement fully supersedes any prior understandings or agreements, whether written or oral, between you and the Company regarding the subject matter hereof.

o.	This Agreement shall be construed and governed for all purposes in accordance with the laws of the state of Ohio without regard to principles of conflict of laws. Any action arising out of or relating to this Agreement shall be brought in state or federal court of Ohio.

p.	In the event any portion of this Agreement is deemed to be invalid or unenforceable, that portion will be deemed omitted, and the remainder of this Agreement will remain in full force and effect. In addition, if any particular provision contained in this Agreement shall, for any reason, be held to be unlawfully overbroad, it shall be construed by limiting and reducing such provision so that the provision is enforceable to the fullest extent possible. A waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver or estoppel of any subsequent breach by the party. No waiver shall be valid unless in writing and signed by you and an authorized officer of the Company.

q.	This Agreement may be signed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. A signature made on a faxed or electronically mailed copy of the Agreement or a signature transmitted by facsimile or electronic mail will have the same effect as the original signature.

We thank you for your service to the Company and wish you the best of luck in your future endeavors.

reAlpha Tech Corp.

By:	/s/ Mike Logozzo
Mike Logozzo
President & Chief Operating Officer

Agreed to and Accepted by:

By:	/s/ Jorge Aldecoa
Jorge Aldecoa

Dated: March 27, 2025

EXHIBIT A

GENERAL RELEASE AND WAIVER OF CLAIMS

In consideration of the mutual promises and covenants contained herein, I, Jorge Aldecoa (“Employee”) and the Company, hereby agree as follows:

1.	All of the provisions contained in the February 27, 2025 letter to which this General Release and Waiver of Claims (the “Release”) is an exhibit shall be incorporated herein by reference. The term “Agreement” as set forth therein and as referenced in this Release shall mean the February 27, 2025 letter and the Release collectively.

2.	In consideration of the promises and covenants made by the Company in the Agreement, including but not limited to the Severance Payments set forth in Paragraph 2 of the February 27, 2025 letter to which this Release is an exhibit, Employee hereby agrees to the following:

a.	Employee knowingly and voluntarily, on behalf of himself, his heirs, executors, administrators, successors and assigns, irrevocably releases and forever discharges the Company, its subsidiaries and affiliates, and all of their parent organizations, predecessors, successors and assigns, officers, directors, trustees, employees, agents, attorneys and employee benefit plans (hereafter, the “Released Parties”) from all claims, demands or causes of action arising out of facts or occurrences prior to Employee’s execution of this General Release and Waiver of Claims (“Release”), whether known or unknown to Employee. Employee agrees that this Release is intended to be broadly construed so as to resolve any pending and potential disputes between Employee and the Company that Employee has up to Employee’s execution of this Release, whether such disputes are known or unknown to Employee, including, but not limited to: claims for salary, wages, bonuses, commissions, incentive compensation, vacation and/or severance; claims based on express, implied or quasi-contract; any action arising in tort, including, but not limited to libel, slander, defamation, intentional infliction of emotional distress, or negligence; any and all claims for wrongful or unlawful discharge; any and all claims arising out of or related to any aspect of Employee’s employment relationship with the Company or Employee’s hiring or the termination thereof; and any and all claims based on the following statutes, and any amendments thereto: the Age Discrimination in Employment Act (29 U.S.C. §621), as amended, Title VII of the Civil Rights Act of 1964 (42 U.S.C. §2000e), as amended, the Civil Rights Acts of 1866, 1871 and 1991 (42 U.S.C. §1981, §1983), as amended, the Employee Retirement Income Security Act (29 U.S.C. §1001), as amended (with respect to unvested benefits), the Family and Medical Leave Act (20 U.S.C. §2601), as amended, the Americans With Disabilities Act (42 U.S.C. §12101), as amended, the Occupational Safety and Health Act (29 U.S.C. §651), the Equal Pay Act of 1963 (29 U.S.C. §206(b)), as amended, the Consolidated Omnibus Budget Reconciliation Act, the Immigration Reform and Control Act, the Sarbanes-Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101 et seq.), as amended, any and all claims under the Ohio Civil Rights Act, the Ohio Equal Pay Statute, the Ohio Wage Payment Anti-Retaliation Statute, the Ohio Whistleblower’s Protection Act, the Ohio Workers’ Compensation Anti-Retaliation Statute, any and all claims under the Florida Civil Rights Act, Florida Whistleblower Protection Act, Florida Workers’ Compensation Law Retaliation Act, Florida Wage Discrimination Law, Florida Minimum Wage Act, Florida Equal Pay Law, Florida AIDS Act, Florida Discrimination on the Basis of Sickle Cell Trait Law, Florida OSHA, the Florida Constitution, the Florida Fair Housing Act, Broward County Human Rights Act, or any other applicable federal, state or local law, statute, regulation, ordinance or order, and including all claims for, or entitlement to, back pay, front pay, attorneys’ fees, damages, reinstatement or injunctive relief. This release shall also include any discovery sought relating to any of the claims released by this Agreement.

b.	If any claim is not subject to release in Paragraph 2(a), to the extent permitted by law, Employee agrees that Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Employee or any other of the Released Parties identified in this Release is a party.

3.	Employee hereby confirms that, to Employee’s knowledge, no claim, charge, complaint or action of any type by me (whether individual or as class, collective or consolidated action) against the Released Parties exists in any forum or form with respect to any matters covered by this Agreement. In the event that any such claim, charge, complaint or action exists or is filed, Employee agrees that Employee shall not be entitled to recover any relief or recovery therefrom, including but not limited to costs and attorney’s fees, and that the Released Parties are entitled to restitution, set-off or recoupment of all of the payments made pursuant to this Agreement. If it is discovered that there are any other claims, charges or lawsuits pending against any of the Released Parties, Employee agrees to execute and file a notice of withdrawal/dismissal with prejudice within five (5) days of receiving a demand from the Released Parties.

4.	By executing this Release, Employee hereby waives the right to recover, and agree not to seek any damages, remedies or other relief for Employee personally in any proceeding Employee may bring before the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the Securities and Exchange Commission (“SEC”) or any state or local fair employment practices agency or other government enforcement agency, or in any proceeding brought by such agency on Employee’s behalf unless otherwise permitted by law. This Release does not affect, however, Employee’s right to receive and retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency.

5.	Further, Employee understands that by executing this Release, any rights or claims that cannot be lawfully waived are excluded by the Release and that, by executing the Release, Employee is not waiving any such rights or claims. This Release also does not release any rights or claims that may arise after the date on which Employee signs the Release. In addition, this Release is not intended to prohibit Employee from filing in good faith for and from receiving any workers’ compensation benefits from the Company’s workers’ compensation carrier for compensable injuries incurred during my employment.

6.	Employee acknowledges and agrees that the Severance Payments provided to Employee under Paragraph 2 of the letter to which this Release is an exhibit exceeds the nature and scope of that to which Employee would otherwise have been entitled to receive from the Company and constitutes adequate consideration for Employee promises herein.

7.	Employee and Company acknowledge and agree that:

a.	before signing this Release, Employee was given a period of at least twenty-one (21) calendar days to consider this Release; and

b.	Employee has read and understands this Release in its entirety, including the waiver of rights under the Age Discrimination in Employment Act; and

c.	Employee has been advised by the Company to consult with an attorney before signing this Release and this paragraph constitutes such advice in writing; and

d.	for a period of seven (7) days following Employee’s execution of this Release, Employee may revoke this Release by providing written notification to Mike Logozzo at and the Release shall not become effective or enforceable until the seven-day revocation period has expired; and

e.	Employee enters into this Release knowingly and voluntarily, without duress or reservation of any kind, and after having given the matter full and careful consideration; and

f.	the Company shall have the right, to the full extent permitted by law, to enforce this Release and to pursue any and all legal or equitable remedies against me in the event I violate this Release.

Executed on: March 27, 2025;	/s/ Jorge Aldecoa

reAlpha Tech Corp.

Executed on: March 27, 2025;	/s/ Mike Logozzo
President & Chief Operating Officer

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